Northern Power Systems Corp.

Northern Power Systems files for a $30 million US public offering

BARRE, Vt.—(BUSINESS WIRE)—Northern Power Systems Corp. (TSX:NPS), a next generation renewable energy technology company, today announced that it has publicly filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, relating to a proposed initial U.S. public offering of its common shares. In connection with the proposed offering, Northern Power Systems Corp. has applied for the listing of its common shares on the NASDAQ Capital Market. The number of shares to be offered and the price range for the offering have not been determined.

Needham & Company, LLC will act as sole book-running manager for the proposed offering, with Craig-Hallum Capital Group LLC and Northland Capital Markets, Inc. acting as co-managers.

The proposed offering will be made only by means of a prospectus. A copy of the preliminary prospectus relating to these securities may be obtained, when available, from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, 800.903.3268, or by email to prospectus@needhamco.com.

A registration statement related to these securities has been filed with the U.S. Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The transaction is subject to the approval of the Toronto Stock Exchange.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its U.S. headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 6 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase® power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license the company’s next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

For further information please contact:

Ciel R. Caldwell
Chief Financial Officer
+1-857-209-3606
ir@northernpower.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com